THIS SHARE PURCHASE AGREEMENT ("Agreement") is made on 27 March 1996 (26 March 1996 Pacific Standard Time) between the following parties:

1. CAPRICA PTY LIMITED (ACN 069 889 961) of c/o Pannell Kerr Forster, Level 20, 1 York Street, Sydney, New South Wales ("Caprica");

2. PERMANENT TRUSTEE AUSTRALIA LIMITED (ACN 008 412 913) (as trustee for Australian Mezzanine Investments Trust No. 2) of 23 O'Connell Street, Sydney, New South Wales ("Permanent");

3. JOHN LEWIS BOYD PARSELLE of 31 Killarney Street, Mosman, New South Wales ("JP");

4. HELEN ADELA PARSELLE of 31 Killarney Street, Mosman, New South Wales ("HP"); and

5.       MICHAEL MILNE HOME of 95 Bay Street, Mosman, New South Wales ("MH")

6. IDENTIX INCORPORATED, incorporated in California, of 510 North Pastoria Avenue, Sunnyvale CA 94086, USA ("Buyer").

RECITALS

A.       The Sellers are the owners of the Fingerscan Shares.

B. The Sellers agree to sell and the Buyer agrees to buy the Fingerscan Shares on the terms and conditions set out in this Agreement.

C. The Proprietors hold all of the issued shares in Caprica and will indirectly benefit from the sale of the Fingerscan Shares by Caprica.

THE PARTIES AGREE in consideration of, among other things, the mutual promises contained in this Agreement:


                                     PART 1
                         DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

In this Agreement:

"A$" means the lawful currency of the Commonwealth of Australia;

"ACCOUNTS" means the balance sheet of the Company as at the Accounts Date and the profit and loss account and cash flow statements of the Company for the 6 months ending on the Accounts Date, in each case as reviewed by Price Waterhouse;

"ACCOUNTS DATE" means 31 December 1995;

"AMIL" means Australian Mezzanine Investments Pty Limited (ACN 003 400 747);

"BRS" means Bio Recognition Systems Pty Limited (ACN 008 659 167);

"BUSINESS" means the business of designing, developing, manufacturing and marketing of biometric fingerprint identification products and systems and related activities carried on by the Company;

"BUSINESS DAY" means:

(a) for the purposes of clause 13.1, a day on which banks are open for business in the city where the notice or other communication is received, excluding a Saturday or a Sunday or a public holiday; and

(b) for all other purposes, a day on which banks are open for business in Sydney, excluding a Saturday, Sunday or public holiday;

"BUSINESS PREMISES" means the premises at 765 Pacific Highway, Chatswood, New South Wales, at which the Business is carried on;

"CAPRICA ESCROW AGREEMENT" means the escrow agreement between the Buyer, Caprica and First Trust of California, National Association entered into on or about the date of this Agreement, in the form attached as annexure A;

"CLOSING" means completion of the sale and purchase of the Fingerscan Shares under Parts 3 and 6;

"CLOSING DATE" means the date on which Closing occurs under clause 6.1;

"COMPANY" means Fingerscan Pty Limited (ACN 069 428 182);

"COMPANY INTELLECTUAL PROPERTY RIGHTS" means any Intellectual Property Rights the Company owns, has the right to use or acquire, uses or needs to carry on its business including but not limited to those listed in schedule 2 of the Management Disclosure Letter;

"CONDITIONAL RELEASE DATE" means the date upon which the Buyer is obliged to deliver the Release Certificate referred to in clause 4.2(c);

"DUTY" means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but it not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above but excludes any Tax;

"EMPLOYEES" means the employees of the Company listed in schedule 5 of the Management Disclosure Letter;

"FINGERSCAN SHARES" means 100 ordinary shares, being all of the issued shares in the Company;

"GOVERNMENT AGENCY" means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity;

"IDENTIX SHARES" means Common Stock of the Buyer, no par value;

"INTELLECTUAL PROPERTY RIGHTS" includes:

(a) any patents, patent applications, utility models, copyrights, registered or unregistered trade marks or service marks, trade names, brand names, indications of source or appellations of origin, eligible layout rights, plant variety rights, registered designs and commercial names, designations and rights to own other inventions;

(b) any invention, discovery, trade secret, know-how, computer software and confidential, scientific, technical and product information;

(c) any other rights resulting from intellectual activity in the industrial, scientific, literary and artistic fields whether industrial, commercial or extractive and whether dealing with manufactured or natural products; and

(d) any letters patent, deed of grant, certificate or document of title for any thing referred to in paragraphs (a), (b) or (c) of this definition and any medium in which any thing referred to in those paragraphs is stored or embedded, both in Australia and throughout the world, for the duration of those rights;

"IR&D GRANT AGREEMENTS" means Discretionary Grant Agreement No. 5484 and Discretionary Grant Agreement No. 5536 between The Industry Research and Development Board and BRS;

"MANAGEMENT DISCLOSURE LETTER" means the letter from Caprica to the Buyer on the same date as this Agreement and set out in annexure C, containing disclosures in respect of the Management Warranties;

"MANAGEMENT WARRANTIES" means the warranties and representations set out in schedule 1 of this Agreement;

"NEW INTELLECTUAL PROPERTY RIGHTS" means the Intellectual Property Rights referred to in the report of Arthur Andersen dated March 1996;

"PERMANENT ESCROW AGENT" means the entity which enters into the Permanent Escrow Agreement in the capacity of "Escrow Agent" (as defined in that agreement);

"PERMANENT ESCROW AGREEMENT" means an escrow agreement between the Buyer, Permanent and any of the following as the "Escrow Agent" (as defined in that agreement):

(a)      State Street Bank and Trust Company;

(b)      First Trust of California, National Association; or

(c) an escrow agent carrying on business in the United States of America of comparable expertise, financial standing and reputation to either of the entities referred to in paragraphs (a) and (b) of this definition, nominated by Permanent and reasonably acceptable to the Buyer, containing provisions to the substantive effect of the principal terms set out in annexure B or an agreement in a form which the Buyer approves (such approval not to be unreasonably withheld);

"POWER" means any right, power, authority, discretion or remedy conferred on the Buyer by this Agreement or any applicable law;

"PROPERTY LEASE" means the lease of the Business Premises as described in schedule 7 of the Management Disclosure Letter;

"PROPRIETORS" means JP, HP and MH jointly and severally;

"PURCHASE CONSIDERATION" means the purchase consideration payable for the Fingerscan Shares under clause 4.1;

"SECURITY INTEREST" means an interest or power:

(a) reserved in or over an interest in any asset including, but not limited to, any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above;

"SELLERS" means Caprica and Permanent, jointly and severally unless otherwise expressly provided, except for the purposes of clause 4.2 where "Sellers" means Caprica, Permanent and Roger Allen severally;

"SUPERANNUATION FUND" means the York Superannuation Fund, managed by York Funds Management Limited;

"TAX" means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Government Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty;

"TAX LAW" means any law relating to either Tax or Duty as the context requires;

"VALUE" in relation to an Identix Share means US$12.99 per share; and

"WARRANTIES" means, unless otherwise specified:

(a)      as regards Caprica and the Proprietors, the Management Warranties;

(b) as regards Permanent, the Statements (which the parties acknowledge do not constitute warranties by Permanent or by any other party on behalf of Permanent);

(c)      the warranties set out in clause 8.2(c); and

(d)      the other warranties set out in clause 8.3.

1.2      INTERPRETATION

In this Agreement headings in bold type are for convenience only and do not affect the interpretation of this Agreement and, unless the context otherwise requires:

(a)      words importing the singular include the plural and vice versa;

(b)      words importing a gender include any gender;

(c) other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(d) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e) a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(f) a reference to a part, clause, party, annexure, exhibit or schedule is a reference to a part and clause of, and a party, annexure, exhibit and schedule to, this Agreement and a reference to this Agreement includes any annexure, exhibit and schedule;

(g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i) a reference to a party to a document includes that party's successors and permitted assigns;

(j) a reference to an agreement other than this Agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(k) a reference to an asset includes all property of any nature, including, but not limited to, a business, and all rights, revenues and benefits;

(l) a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(m) a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death; and

(n) a reference to an obligation or clause binding Permanent and one or more other parties severally means that the liability of Permanent is limited to its own breach of that obligation or clause, and Permanent will not be liable for any other party's breach of that obligation or clause.

1.3      BUSINESS DAY

Where the day on or by which any thing is to be done under this Agreement is not a Business Day, that thing must be done on or by the preceding Business Day.


                                     PART 2
                        CONDITIONS PRECEDENT FOR CLOSING

                                    [Deleted]


                                     PART 3
                                SALE AND PURCHASE

3.1      SALE OF SHARES

On the Closing Date the Sellers must sell and the Buyer must buy the Fingerscan Shares for the Purchase Consideration.

3.2      ASSOCIATED RIGHTS

The Sellers must sell the Fingerscan Shares together with all rights attached to them as at the date of this Agreement and all those rights which accrue between the date of this Agreement and Closing.


                                     PART 4
                                 PURCHASE PRICE

4.1      AMOUNT

The consideration payable for the Fingerscan Shares is the issuing to the Sellers of 668,976 Identix Shares, subject to the issuance of 428,884 of such shares into escrow pursuant to clauses 4.2(b)(3), (4) and (5).

4.2      SATISFACTION OF THE PURCHASE PRICE

(a) The Buyer must satisfy the Purchase Consideration by issuing Identix Shares to the Sellers in accordance with this clause 4.2.

(b)      At Closing the Buyer must:

         (1)      issue 230,854 Identix Shares to Caprica;

         (2)      issue 9,238 Identix Shares to Roger Allen; and

         (3) place 117,783 Identix Shares in escrow in accordance with the terms of the Caprica Escrow Agreement;

         (4) subject to clause 4.2(j), place 192,456 Identix Shares in escrow in accordance with the terms of the Permanent Escrow Agreement ("BALANCE ESCROW SHARES"); and

         (5) subject to clause 4.2(j), place 118,645 Identix Shares into escrow in accordance with the terms of clause 4.2(c) and the terms of the Permanent Escrow Agreement ("IR&D ESCROW SHARES").

         At Closing the Buyer shall deliver to the Sellers a facsimile copy of a certificate of its transfer agent and registrar confirming that the Identix Shares have been issued in accordance with this paragraph (b), with an original copy to follow promptly.

(c) Subject to the terms of the Permanent Escrow Agreement and to clause 4.2(d), upon the earlier to occur of:

         (1)      receipt by the Buyer of:

                  (A) formal confirmation from the Industry Research and Development Board to the effect that the Board waives or will not exercise its rights under the IR&D Grant Agreements arising as a result of the acquisition of the Fingerscan Shares by the Buyer, in a form reasonably acceptable to the Buyer; or

                  (B) evidence to the reasonable satisfaction of the Buyer that the letters dated 18 March 1996 and 19 March 1996 purported to be sent on behalf of the Board have been executed and delivered under proper authority from the Board and are binding on the Board in accordance with their terms; and

         (2)      the second anniversary of the Closing Date,

         the Buyer shall deliver a RELEASE CERTIFICATE (as defined in the Permanent Escrow Agreement) to the Permanent Escrow Agent authorising the delivery of the IR&D Escrow Shares by the Permanent Escrow Agent to Permanent.

(d) If during the period from the date of this Agreement until the Conditional Release Date Permanent delivers to the Buyer written notice stating that it is able to sell a specified number of the IR&D Escrow Shares for US$18.19 or more per share ("CONDITIONAL RELEASE NOTICE") then, provided that the sale is permitted under clauses 4.2(e) and (g), the Buyer shall within 5 Business Days of receipt of the Conditional Release Notice deliver a CONDITIONAL RELEASE CERTIFICATE (as defined in the Permanent Escrow Agreement) to the Permanent Escrow Agent authorising the delivery to Permanent of that number of the IR&D Escrow Shares specified in the Conditional Release Notice. Permanent shall promptly sell such shares at a price of US$18.19 or more and forthwith deliver the entire proceeds of sale (net of the costs of such sale) to the Permanent Escrow Agent to be held subject to clause 4.2(c) and the terms of the Permanent Escrow Agreement. Permanent must not specify a number of shares in the Conditional Release Notice that is greater than the total number of IR&D Shares less the number of shares specified in all Claim Certificates delivered by the Buyer in accordance with the Permanent Escrow Agreement as at the date of the Conditional Release Notice.

(e) The Identix Shares to be issued to the Sellers shall not be registered under the United States Securities Act of 1933, as amended. The Buyer shall use all reasonable efforts to register the Identix Shares issued to each Seller pursuant to this Agreement after the Closing Date
         (and in no event shall fail to file the registration statement therefor by 1 June 1996), will not do anything to delay or impede such registration, and shall maintain the effectiveness of such registration until the earlier of:

         (1)      the second anniversary of the Closing Date; or

         (2)      the public distribution of all such shares.

         It shall be a condition precedent of the Buyer's obligations to a particular Seller under this paragraph that such Seller furnish to the Buyer such information regarding such Seller and the distribution proposed by such Seller or Sellers as the Buyer may reasonably request. If any Seller shall propose to sell any Identix Shares pursuant to the registration statement, it shall notify the Buyer of its intent to do so at least 5 full Business Days prior to such sale. Such notice shall be deemed to constitute a representation that any information previously supplied by such Seller is accurate as of the date of such notice. At any time within such 5 Business Day period, the Buyer may refuse to permit the Seller to resell any Identix Shares pursuant to the registration statement and may require a delay of such sale for a period not exceeding 10 days; provided however that in order to exercise this right, the Buyer must deliver a certificate in writing to the Seller to the effect that a delay in such sale is necessary because, in the good faith judgment of the Buyer, a sale pursuant to the registration statement would require the public disclosure of information that would not otherwise be required to be disclosed at that time (which disclosure would, in the good faith judgment of the Buyer, have a significant adverse effect on the Buyer) or could in other respects constitute a violation of the federal securities laws. The Seller or Sellers may sell such Identix Shares prior to the expiration of such 5 Business Day period upon the written authorization of either the Chief Executive Officer or the Chief Financial Officer of the Buyer.

(f) All Identix Shares issued pursuant to this Agreement shall have the following legend until they are transferred pursuant to an effective registration statement in accordance with this Part 4:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES OR AN OPINION OF COUNSEL SATISFACTORY TO IDENTIX THAT SUCH REGISTRATION IS NOT REQUIRED OR SOLD PURSUANT TO RULE 144 OF SUCH ACT."

(g) Subject to paragraph (h), each Seller hereby agrees that (i) Identix Shares may not be sold until 90 days have elapsed from the effective date of the Registration Statement referenced in paragraph (e), and
         (ii) if so requested by the Buyer in connection with a registered underwritten public offering of securities of the Buyer, such Seller shall not sell or otherwise transfer any Identix Shares or other securities of the Buyer for the period beginning on the date of receipt of such request and ending 180 days after the effective date of the Registration Statement of the Buyer relating to such offering (or, if earlier, ending on the date that the lockups signed by the officers and directors of the Buyer in connection with such offering expire).

(h) Notwithstanding paragraph (g), the Buyer agrees that the Sellers may sell 215,000 Identix Shares (allocated among the Sellers in proportion to the number of shares acquired by each hereunder) during the period beginning one day after the effective date of the Registration Statement referenced in paragraph (e) and ending on the later of:

         (1)      30 June 1996; and

         (2)      14 days after the effective date of the Registration
                  Statement.

         The Sellers acknowledge that they will only sell that number of shares as they reasonably estimate at the time of such sale (having regard to the price or prices as are then reasonably attainable in the marketplace) will be required to cover the payment of tax liability of the Sellers (and in the case of Permanent, of the beneficiaries of the Australian Mezzanine Investments No.2 Trust) relating to the transactions contemplated by this Agreement.

(i) The Sellers agree that all sales of Identix Shares made pursuant to the Registration Statement referenced in clauses 4.2(e) and (k) shall be made through the Buyer's lead investment banking firm as notified to the Sellers by the Buyer from time to time.

(j) The obligations of the Buyer under clauses 4.2(b)(4) and (5) are conditional upon Permanent first delivering to the Buyer the Permanent Escrow Agreement duly executed by Permanent and the Permanent Escrow Agent ("EXECUTED AGREEMENT"), and if the Executed Agreement is not delivered to the Buyer at Closing then the following provisions apply:

         (1) Closing will occur (subject to any other provision of this Agreement) but the Buyer is not under any obligation to perform its obligations under clauses 4.2(b)(4) or (5) until such time as Permanent delivers the Executed Agreement to the Buyer;

         (2) Permanent must use all reasonable endeavours to deliver the Executed Agreement to the Buyer on or before 29 March 1996;

         (3) upon Permanent delivering the Executed Agreement to the Buyer, the Buyer must forthwith execute the Permanent Escrow Agreement and perform its obligations under clauses 4.2(b)(4) and (5);

         (4) if Permanent has not delivered the Executed Agreement to the Buyer within 10 Business Days after the Closing Date then the Buyer may, by notice in writing to Permanent at any time thereafter, elect to issue the relevant Identix Shares to State Street Bank and Trust Company ("STATE STREET") as custodian pending delivery of the Executed Agreement to the Buyer, and Permanent must use all reasonable endeavours to procure that State Street enters into such documentation as the Buyer reasonably requires to ensure that the relevant Identix Shares are not released by State Street other than as contemplated by this Agreement.

(k) If during the period from the first anniversary of the date of this Agreement until the second anniversary of the date of this Agreement Permanent delivers to the Buyer written notice stating that it is able to sell a specified number of the Balance Escrow Shares for US$18.19 or more per share ("CONDITIONAL BALANCE RELEASE NOTICE") then, provided that the sale is permitted under clauses 4.2(e) and (g), the Buyer shall within 5 Business Days of receipt of the Conditional Release Notice deliver a CONDITIONAL RELEASE CERTIFICATE (as defined in the Permanent Escrow Agreement) to the Permanent Escrow Agent authorising the delivery to Permanent of that number of the Balance Escrow Shares specified in the Conditional Balance Release Notice. Permanent shall promptly sell such shares at a price of US$18.19 or more and forthwith deliver the entire proceeds of sale (net of the costs of such sale) to the Permanent Escrow Agent to be held subject to the terms of the Permanent Escrow Agreement. Permanent must not specify a number of shares in the Conditional Balance Release Notice that is greater than 50% of the Balance Release Shares less the number of shares specified in all Claim Certificates delivered by the Buyer in accordance with the Permanent Escrow Agreement as at the date of the Conditional Balance Release Notice.

                                     PART 5
                              PERIOD BEFORE CLOSING

5.1      CARRYING ON OF BUSINESS

From the date of this Agreement until Closing the Sellers must ensure that:

(a) the business of the Company is conducted in the ordinary course of ordinary business;

(b) the Company does not enter into any commitment or loan for more than A$25,000 or for longer than 1 year without the prior written consent of the Buyer;

(c) the Company does not acquire, dispose of or create a Security Interest over any of its assets other than acquisitions or disposals of stock in trade in the ordinary course of the ordinary business;

(d)      the Company does not distribute or return any capital to its members;

(e) the Company does not pay any dividend to its members or pay any management fee, or similar amount, unless the Buyer first consents in writing;

(f) the Company does not issue any shares, options or securities which are convertible into shares in the Company;

(g) the Company does not do or omit to anything as a result of which any of the Warranties, as qualified by the Management Disclosure Letter, would not be true if given at any time before Closing;

(h) the Company does not engage any new employee, change the terms (including remuneration) of any of the Employees, or pay or provide any bonus to any Employee unless the Buyer first consents in writing; and

(i) the Company does not alter its Memorandum or Articles of Association unless the Buyer first consents in writing.

5.2      ACCESS

From the date of this Agreement until the Closing Date, the Sellers must ensure that the Buyer and any persons authorised by the Buyer, are given full access during normal business hours to inspect the assets, Business Premises, books of account, records and documents of the Company.


                                     PART 6
                                     CLOSING

6.1      CLOSING

Subject to clause 9.1, Closing must take place at the offices of Freehill Hollingdale & Page in Sydney immediately following the entering into of this Agreement, or any other time and date as the Buyer and the Sellers agree.

6.2      DELIVERY OF DOCUMENTS EXECUTED BY THE SELLERS

At Closing, the Sellers must give to the Buyer the following documents:

(a)      share certificates for the Fingerscan Shares;

(b) duly executed and completed transfers of the Fingerscan Shares in favour of the Buyer or its nominee;

(c) the certificate of incorporation, common seal, all statutory, minute and other record books, share certificate books of the company and all unused share certificate forms;

(d)      all ledgers, journals and books of account of the Company;

(e)      the written resignations of:

         (1)      all directors of the Company;

         (2)      the secretary of the Company (if required by the Buyer); and

         (3)      the auditors of the Company,

         to be effective on the appointment of the directors, secretary and auditors to be appointed at the Board meeting to be convened under clause 6.3;

(f) cheque books of the Company and a list of all bank accounts maintained by the Company;

(g) all documents in the possession of the Company relating to the ownership and use of the Business Premises;

(h)      the forms of proxy required to give effect to clause 7.1;

(i)      the Caprica Escrow Agreement, duly executed by Caprica; and

(j) a duly executed Form 312 under the Corporations Regulations in relation to registered charge 502969.

6.3      BOARD MEETING

At Closing the Sellers must ensure that a meeting of the directors of the Company is convened and conducts the following business:

(a) approval of the registration of the Buyer or its nominee as the holder of the Fingerscan Shares in the books of the Company, subject to the payment of Duty on the transfer of the Fingerscan Shares;

(b)      appointment of the nominees of the Buyer as:

         (1)      directors of the Company;

         (2)      secretary of the Company; and

         (3)      auditors of the Company;

(c) alteration of the registered office of the Company to c/- Price Waterhouse, Level 14, 201 Kent Street, Sydney, New South Wales; and

(d) (if requested by the Buyer) revocation of all existing mandates for the operation of bank accounts of the Company and the approval of new mandates in favour of the officers of the Company nominated by the Buyer.

6.4      BUYER'S OBLIGATIONS AT CLOSING

Subject to the Sellers performing their obligations under clauses 6.2 and 6.3, at Closing the Buyer must:

(a)      perform its obligations under clause 4.2(b); and

(b) deliver to the Sellers the written consents to act from the persons nominated by the Buyer as the directors, secretary and auditors of the Company.

6.5      CONDITIONS OF CLOSING

(a) Closing is conditional on both the Buyer and the Sellers complying with all of their obligations under this Part 6.

(b) If any of the Sellers or the Buyer fails to fully comply with its obligations under this Part 6 and the parties do not complete this Agreement then:

         (1) each party must return to the other all documents delivered to it under this Part 6;

         (2) each party must repay to the other all payments received by them under this Part 6;

         (3) each party must do everything reasonably required by the other party to reverse any action taken under this Part 6;

         without prejudice to any rights any party may have in respect of that failure.


                                     PART 7
                              PERIOD AFTER CLOSING

7.1      EXERCISE OF RIGHTS OF REGISTERED SHAREHOLDER

From Closing, until the Fingerscan Shares are registered in the name of the Buyer, each Seller severally must:

(a) appoint the nominees of the Buyer as sole proxies of that Seller to attend shareholders meetings and exercise the votes attached to the Fingerscan Shares and must not itself attend or vote at those meetings; and

(b) take all other actions in the capacity of a registered holder of the Fingerscan Shares as the Buyer reasonably directs.

7.2      INDEMNITY

The Buyer indemnifies the Sellers from all liability arising out of the implementation of any action taken pursuant to the proxies referred to in clause 7.1.

7.3      TAX REQUIREMENTS

(a) Caprica and the Proprietors severally must, and Permanent must use its reasonable endeavours to, make available to the Buyer all information relating to the Company which the Buyer needs to know to enable it to cause the Company to complete any Tax return after the Closing Date in respect of a period before the Closing Date.

(b) Each Seller severally must give to the Buyer all reasonable assistance in connection with any Tax audit of the Company after the Closing Date in respect of any period before the Closing Date.

7.4      PROPRIETOR GUARANTEES

(a) The Buyer must use its best endeavours to ensure the release of the Proprietors from the guarantee provided in relation to the Property Lease as soon as practicable after Closing.

(b) The Buyer indemnifies the Proprietors against any claim, action, damage, loss, liability, cost, charge, expense or outgoing which the Proprietors pay, suffer, incur, or are liable for under the guarantee referred to in clause 7.4(a) in respect of the period from Closing until the Proprietors are released from the guarantee.

7.5      BRS AGREEMENTS

(a)      Caprica and the Proprietors must ensure that all agreements set out in schedule 9 of the Management Disclosure Letter (or such of those agreements as the Buyer may nominate) are novated from BRS in favour of the Company as soon as practicable after Closing.

(b) Permanent must use all reasonable endeavours to ensure that all agreements set out in schedule 9 of the Management Disclosure Letter (or such of those agreements as the Buyer may nominate) are novated from BRS in favour of the Company as soon as practicable after Closing.

(c) Caprica, the Proprietors and Permanent must each provide all reasonable assistance requested by the Buyer to enable the Buyer to obtain formal confirmation from The Industry Research and Development Board that the Board will not exercise its rights under the IR&D Grant Agreements arising as a result of the acquisition of the Fingerscan Shares by the Buyer, as soon as practicable after Closing.

(d) The Buyer must provide all reasonable cooperation to the Sellers to enable the Sellers to comply with their obligations under clauses 7.5(a), (b) and (c).


                                     PART 8
                                   WARRANTIES

8.1      GIVING OF MANAGEMENT WARRANTIES

Subject only to clear and specific qualifications made in the Management Disclosure Letter, the Proprietors and Caprica jointly and severally give the Management Warranties in favour of the Buyer, as at the date of this Agreement and for each day up to and including Closing, provided that in the case of the Management Warranties set out in paragraphs 3.1, 7.6 and 16.3 of schedule 1 of this Agreement, those warranties are given to the best of the knowledge and belief of the Proprietors and Caprica.

8.2      ACKNOWLEDGMENT

(a) Permanent and the Buyer acknowledge that the Purchase Consideration is calculated and determined upon the basis that the statements set out in schedule 1 of this Agreement, with the exception of the statements in parts 8, 9 and 15 of schedule 1 and paragraphs 3.1, 3.2 and 14.2 of schedule 1, ("STATEMENTS") are true and correct as at Closing, subject only to clear and specific qualifications made in the Management Disclosure Letter.

(b) The parties acknowledge that the Statements do not constitute warranties or representations by Permanent or by any other party on behalf of Permanent.

(c)      Permanent warrants and represents that:

         (1) it has full power and authority to enter into and perform its obligations under this Agreement;

         (2) it has taken all necessary action to authorise the execution, delivery and performance of this Agreement;

         (3) this Agreement constitutes its legal, valid and binding obligations and, subject to any necessary stamping and registration, it is enforceable in accordance with its terms;

         (4) the execution and performance by it of this Agreement does not and will not violate, breach or result in the contravention of:

                 (A)      any Australian law, regulation or authorisation; or

                 (B) its articles of association or other constituent documents;

         (5) Permanent is the legal owner of 49 of the Fingerscan Shares, and holds all of those shares on trust under the terms of the Australian Mezzanine Investments

                  No.2 Trust, which shares are free of all Security Interests and other third party interests or rights, and is free to sell and transfer those shares without the consent of any other person and free of any pre-emptive rights or rights of first refusal; and

         (6) the Australian Mezzanine Investments No.2 Trust is a development capital trust with net assets (including uncalled capital) of approximately A$50 million and a vesting date of not earlier than 14 May 2003, in each case as at the date of this Agreement and for each day up to and including Closing.

8.3      INVESTMENT REPRESENTATIONS

Each Seller severally represents and warrants to the Buyer as follows:

(a) the Identix Shares to be acquired by such Seller will be acquired for investment for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, provided that:

         (1) in the case of the Identix Shares acquired by Permanent, those shares will be held by it as trustee of the Australian Mezzanine Investments No.2 Trust; and

         (2) Caprica may transfer up to 80,208 Identix Shares to Dr John Scott in accordance with the terms of the Deed Amending Development Service Agreement entered into prior to the entering into of this Agreement, provided that prior to such transfer Dr Scott must give to the Buyer undertakings reflecting those provided in clause 4.2 and representations in substantially the same form as this clause 8.3, in a form reasonably acceptable to the Buyer;

(b) such Seller has been provided with a copy of the Buyer's Form 10-K for the year ended 30 June 1995, Forms 10-Q for the quarters ended 30 September 1995 and 31 December 1995 and all press releases of the Buyer since 30 June 1995. Such Seller believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Identix Shares. Such Seller further represents that it has had an opportunity to ask questions and receive answers from the Buyer regarding the Identix Shares;

(c) such Seller has substantial experience in evaluating and investing in private placement transactions so that the Seller is capable of evaluating the merits and risks of the Seller's investment in the Buyer. The Seller by reason of its business or financial experience or the business or financial experience of its professional advisers who are unaffiliated with and who are not compensated by the Buyer or any affiliate or selling agent of Identix, directly or indirectly, has the capacity to protect its own interests in connection with the acquisition of the Identix Shares under this Agreement; and

(d) such Seller acknowledges that such Seller has been advised to consult with its own tax adviser with respect to the tax consequences of the transactions contemplated by this Agreement and the acquisition, ownership and sale of any Identix Shares. Such Seller acknowledges that the Buyer has made no warranties or representations to such Seller with respect to the tax consequences of the transactions contemplated by this Agreement or the acquisition, ownership or sale of any Identix Shares by such Seller and that such Seller is in no manner relying on the Buyer or its representatives for an assessment of such tax consequences.

8.4      BUYER'S INVESTIGATION

Any investigation, whether before or after the date of this Agreement, made by or for the Buyer in respect of the Company does not affect either:

(a)      the Warranties; or

(b) the Power of the Buyer if any of those warranties is untrue, incorrect or misleading.

8.5      INDEPENDENT WARRANTIES

Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

8.6      INDEMNITY

(a) Subject to clause 8.7, Caprica and the Proprietors jointly and severally indemnify the Buyer against any claim, action, damage, loss, liability, cost, charge, expense or outgoing which the Buyer pays, suffers, incurs or is liable for in respect of:

         (1) any matter or thing in respect of the Company being other than as represented or warranted in this Agreement; and

         (2)      any breach by Caprica or the Proprietors of this Agreement.

(b) Subject to clause 8.7, the part of the Purchase Consideration passing from the Buyer to Permanent will be reduced by the amount of any claim, action, damage, loss, liability, cost, charge, expense or outgoing which the Buyer pays, suffers, incurs or is liable for in respect of:

         (1) any of the Statements being other than true and correct as at Closing (subject only to clear and specific qualifications made in the Management Disclosure Letter);

         (2)      any breach by Permanent of any warranty set out in clause
                  8.2(c); and

         (3)      any breach by Permanent of this Agreement,

         ("REDUCTION AMOUNT").

8.7      LIMITATIONS ON LIABILITY

(a) The Buyer must not make any claim against the Sellers or the Proprietors under clause 8.6 in relation to a Warranty contained in part 4 of schedule 1 of this Agreement unless the amount of that claim when aggregated with any other claim in respect of a Warranty contained in part 4 of schedule 1 of this Agreement exceeds A$50,000.

(b) The Buyer must not make any claim against the Sellers or the Proprietors under clause 8.6 in relation to a Warranty contained in part 5 of schedule 1 of this Agreement unless the amount of that claim when aggregated with any other claim in respect of a Warranty contained in part 5 of schedule 1 of this Agreement exceeds A$50,000.

(c) If the Buyer is entitled to make a claim or claims against the Sellers or the Proprietors in relation to a Warranty referred to in clause 8.7(a) or (b), the sum of A$50,000 shall be deducted from the amount of the first of such claims.

(d) Clauses 8.7(a), (b) and (c) do not in any way limit the operation of clause 8.6 in relation to any Warranty, other than a Warranty referred to in clause 8.7(a) or (b), or any other breach of this Agreement.

(e)      The Buyer must not:

         (1) make any claim against Permanent for a reduction of the Purchase Consideration under clause 8.6(b) in relation to a breach of a Warranty unless the Buyer has given written notice of that claim with reasonable particularity to Permanent within 2 years after the Closing Date; and

         (2) make any claim against Caprica or the Proprietors under clause 8.6(a) in relation to a breach of a Warranty unless the Buyer has given written notice of that claim with reasonable particularity to Caprica or the Proprietors within 3 years after the Closing Date.

(f)      Any claim by the Buyer for indemnification or reduction under clause
         8.6 is to be treated net of its tax effect on the Buyer, such that the amount of any indemnity or Reduction Amount is reduced by the net amount available to the Buyer as a tax deduction as a result of the loss giving rise to that claim or reduction (after taking into account any other tax impact relating to the circumstances giving rise to the claim or reduction or relating to the payment of the claim or reduction).

(g) The Sellers are not liable to the Buyer (or any person deriving title from the Buyer) for any loss or Reduction Amount (whether based in contract, tort or statute) in relation to this Agreement or the Fingerscan Shares where the loss or reduction is as a result of or in respect of any legislation not in force at the date of this Agreement, including legislation which takes effect retrospectively.

(h) The Buyer must reimburse the Sellers for amounts paid by the Sellers to the Buyer in respect of any loss or reduction under this Agreement to the extent to which the same is recovered by the Buyer from any third party including, without limitation, suppliers, manufacturers or insurers, after deducting the costs of such recovery (including, without limitation, any tax impact, or any increased cost of insurance cover resulting from making a claim under the relevant insurance policy).

(i) Any payment made by a Seller or Proprietor to the Buyer in satisfaction of a claim or reduction under clause 8.6 shall constitute a reduction in the Purchase Consideration.

(j) Notwithstanding any other provision of this Agreement (other than clause 13.13), in no event will the Buyer be entitled to any Reduction Amount for any claim, action, damage, loss, liability, cost, charge, expense or outgoing ("LOSS") in relation to a Statement not being true and correct as at Closing to the extent that the aggregate of all Reduction Amounts exceed:

         (1)      until the Conditional Release Date, the sum of US$4.1 million;
                  and

         (2)      thereafter, the Value of 192,456 Identix Shares.

         In no event will any Reduction Amount exceed 49% of any Loss where such Loss also arises out of a breach of a Warranty by Caprica or the Proprietors. In no event will the amount of any claim against Caprica or the Proprietors exceed 51% of any Loss where such Loss also arises out of a Statement being untrue or incorrect as at Closing.

(k) If the Buyer becomes entitled to the aggregate of Reduction Amounts in accordance with clause 8.7(j) that exceed US$4,041,202 and has exercised its rights against Permanent to claim Identix Shares to that Value under the Permanent Escrow Agreement in full, then Permanent must forthwith pay to the Buyer an amount equal to the amount of that excess, subject to the other provisions of this Agreement, in particular, clause 8.2(j)(1) and clause 13.13.

(l) If the Buyer becomes entitled to a Reduction Amount as against Permanent, the Buyer must first satisfy its entitlement from Identix Shares held from time to time pursuant to the Permanent Escrow Agreement until exhausted before recourse may be had to any other further Reduction Amount pursuant to the terms of this Agreement, provided that this clause 8.8(l) shall not in any way affect any right or remedy available to the Buyer other than in relation to the recovery of Reduction Amounts.

8.8      RELIANCE AND ACKNOWLEDGMENT

(a) The Buyer has entered into this Agreement in reliance on the Warranties (other than the Statements).

(b)      The Buyer acknowledges that:

         (1) in entering into this document and proceeding to Closing the Buyer does not rely on any representation, warranty, condition or other conduct which may have been made by the Sellers or on behalf of the Sellers, except the Warranties;

         (2) subject to any law to the contrary and except as provided in the Warranties or as otherwise provided in this Agreement, all terms whether express, implied, written, oral, collateral, statutory or otherwise are excluded and the Sellers disclaim all liability in relation to these to the maximum extent permitted by law.

(c) The Warranties (other than the Statements) are given for the benefit of the Buyer only and may not be relied on by any other person.

(d) The provisions of this Agreement relating to the Statements may not be relied on by any person other than the Buyer.

8.9      BUYER'S WARRANTIES AND INDEMNITIES

(a)      The Buyer warrants and represents in favour of the Sellers that:

         (1) it has full power and authority to enter into and perform its obligations under this Agreement;

         (2) it has taken all necessary action to authorise the execution, delivery and performance of this Agreement;

         (3) this Agreement constitutes its legal, valid and binding obligations and, subject to any necessary stamping and registration, it is enforceable in accordance with its terms; and

         (4) the execution and performance by it of this Agreement does not and will not violate, breach or result in the contravention of:

                  (A)     any law, regulation or authorisation; or

                  (B) its articles of incorporation or other constituent documents,

         in each case as at the date of this Agreement and for each day up to and including Closing.

(b) The Buyer indemnifies the Sellers against any claim, action, damage, loss, liability, cost, charge, expense or outgoing which the Sellers pay, suffer, incur or are liable for in respect of any breach by the Buyer of any warranty set out in this clause 8.9.

(c) The Sellers have entered into this Agreement in reliance on the warranties and representations set out in clause 8.9(a).

                                     PART 9
                             TERMINATION AND DAMAGES

9.1      RIGHT OF BUYER TO TERMINATE

If at any time up to Closing:

(a)      the Sellers materially breach a term of this Agreement;

(b) any Warranty is or becomes materially false, misleading or incorrect when made or regarded as made under this Agreement (except to the extent disclosed in the Disclosure Letter); or

(c) a material adverse change occurs in the Business, assets of the Company or the financial or trading position or prospects of the Company since the Accounts Date which was not disclosed in the Disclosure Letter, then the Buyer may by giving written notice to the Sellers before or at Closing elect to terminate its obligation to buy the Fingerscan Shares and its other obligations under this Agreement.

9.2      RIGHT OF SELLERS TO TERMINATE

If at any time up to Closing:

(a)      the Buyer materially breaches a term of this Agreement; or

(b) any warranty of the Buyer is or becomes materially false, misleading or incorrect when made or regarded as made under this Agreement,

then the Sellers may by giving written notice to the Buyer before or at Closing elect to terminate their obligations under this Agreement.

9.3      REMEDIES CUMULATIVE

A party may exercise its right of termination under this part 9 without affecting any of its other rights and remedies.


                                     PART 10
                                  ANNOUNCEMENTS

10.1     AGREED ANNOUNCEMENT

(a) Immediately after this Agreement has been signed, the Buyer will make a public announcement regarding this Agreement, the text of which the Buyer will give the Sellers an opportunity to review prior to its release.

(b) Within 15 days after Closing, the Buyer may lodge a Form 8-K with the Securities Exchange Commission in relation to this Agreement, in the prescribed form.

10.2     LEGAL REQUIREMENTS

A party may disclose anything in respect of this Agreement as required:

(a)      by applicable law; or

(b) by any recognised stock exchange on which its shares or the shares of any related body corporate are listed,

but to the extent possible, it must consult with the other parties before making the disclosure and use reasonable endeavours to agree on the form and content of the disclosure.

10.3     DISCLOSURE TO OFFICERS AND PROFESSIONAL ADVISERS

A party may disclose anything in respect of this Agreement or the terms of the sale of the Fingerscan Shares to the officers and professional advisers of that party (and, in the case of Permanent, to AMIL and its officers and professional advisers) to the extent which is reasonable but it must use its best endeavours to ensure all matters disclosed are kept confidential.

10.4     FURTHER PUBLICITY

Subject to clauses 10.1, 10.2 and 10.3, no party may disclose the provisions of this Agreement or the terms on which the Fingerscan Shares are sold unless:

(a) if the Buyer wishes to make the disclosure, it has provided the Sellers with the opportunity to review the disclosure; and

(b) if any other party wishes to make the disclosure, the Buyer has first consented in writing.

10.5     SURVIVAL

This part 10 survives termination of this Agreement.


                                     PART 11
                            DUTY, COSTS AND EXPENSES

11.1     DUTY

(a) The Buyer must pay any stamp duty in respect of the execution, delivery and performance of this Agreement.

(b) The Buyer must pay any fine, penalty or other cost in respect of a failure to pay any stamp duty except to the extent that the fine, penalty or other cost is caused by an act or default on the part of the Sellers.

(c) The Buyer indemnifies the Sellers against any amount payable under clause 11.1(a) or clause 11.1(b) or both.

(d) Each Seller indemnifies the Buyer against any fine, penalty or other cost contemplated by clause 11.1(b) caused by an act or default on the part of that Seller.

11.2     COSTS AND EXPENSES

Subject to clauses 11.1 and 11.4, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this Agreement or other Agreement or document entered into or signed under this Agreement.

11.3     COSTS OF PERFORMANCE

Any action to be taken by a party in performing its obligations under this Agreement must be taken at its own cost and expense unless otherwise provided in this Agreement.

11.4     PERMANENT ESCROW AGREEMENT

Permanent must pay the costs and expenses of the Permanent Escrow Agent in relation to the entering into and performance of the Permanent Escrow Agreement by the Permanent Escrow Agent.

                                     PART 12
                             GUARANTEE AND INDEMNITY

12.1     GUARANTEE

The Proprietors unconditionally and irrevocably jointly and severally guarantee to the Buyer the performance of Caprica's obligations under this Agreement.

12.2     PERFORMANCE

If Caprica fails to perform its obligations under this Agreement when they are due, the Proprietors must immediately on demand from the Buyer cause Caprica to perform its obligations under this Agreement.

12.3     INDEMNITY

The Proprietors jointly and severally indemnify the Buyer against any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment suffered, paid or incurred by the Buyer in relation to:

(a)      the failure of Caprica to perform its obligations under this Agreement;
         or

(b) the failure of a Proprietor to cause Caprica to perform its obligations under this Agreement,

provided that nothing in this clause 12.3 imposes a liability on a Proprietor in respect of a matter referred to in clause 8.7 that is greater than the liability imposed on Caprica and the Proprietors under clause 8.7 in respect of that same matter.

12.4     EXTENT OF GUARANTEE AND INDEMNITY

(a)      This part 12 applies:

         (1)      to the future obligations of Caprica under this Agreement; and

         (2) to this Agreement, as amended, supplemented, renewed or replaced.

(b) The obligations of the Proprietors under this part 12 extend to any change in the obligations of Caprica as a result of:

         (1) any amendment, supplement, renewal or replacement of this Agreement; or

         (2)      the occurrence of any other thing.

(c) This part 12 is not affected nor are the obligations of the Proprietors under this Agreement released or discharged or otherwise affected by anything which but for this provision might have that effect.

(d)      This clause 12.4 applies:

         (1) regardless of whether a Proprietor is aware of or has consented to or is given notice of any amendment, supplement, renewal or replacement of any agreement to which the Sellers and the Buyer are a party or the occurrence of any other thing; and

         (2)      irrespective of any rule of law or equity to the contrary.

12.5     AVOIDANCE OF PAYMENTS

(a) If any payment, conveyance, transfer or other transaction relating to or affecting any obligation of Caprica under this Agreement is:

         (1)      void, voidable or unenforceable in whole or in part; or

         (2) is claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

         the liability of the Proprietors under this part 12 and any Power is the same as if:

         (3) that payment, transaction, conveyance or transfer (or the void, voidable or unenforceable part of it); and

         (4) any release, settlement or discharge made in reliance on any thing referred to in clause 12.5(a)(3),

         had not been made and the Proprietors must immediately take all action and sign all documents necessary or required by the Buyer to restore to the Buyer this part 12 and any Security Interest held by the Buyer immediately before the payment, conveyance, transfer or transaction.

(b) Clause 12.5(a) applies whether or not the Buyer knew, or ought to have known of, anything referred to in that clause.

12.6     PRINCIPAL AND INDEPENDENT OBLIGATION

(a) This part 12 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation.

(b) This part 12 is enforceable against each Proprietor whether or not the Buyer has:

         (1)      made demand upon Caprica; or

         (2) given notice to Caprica or any other person in respect of any thing; or

         (3)      taken any other steps against Caprica or any other person.

12.7     CONTINUING GUARANTEE AND INDEMNITY

This part 12 is a continuing obligation of the Proprietors, despite:

(a)      any settlement of account; or

(b)      the occurrence of any other thing,

and remains in full force and effect until:

(c) the obligations of Caprica under this Agreement have been performed; and

(d)      this part 12 has been finally discharged by the Buyer.


                                     PART 13
                                     GENERAL

13.1     NOTICES

(a) Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this
         Agreement:

         (1)      must be in legible writing and in English addressed as below:

                  (A)     if to Caprica or the Proprietors:

                          Address:         765 Pacific Highway
                                           Chatswood  NSW  2067
                                           Australia

                          Attention:       Mr John Parselle
                          Facsimile:       612 9904 7877;

                  (B)     if to Permanent:

                           Address:        c/- Australian Mezzanine Investments
                                               Pty Limited
                                           Level 2, The Terrace
                                           155 George Street
                                           Sydney  NSW  2000

                          Attention:       Mr Joe Skrzynski
                          Facsimile:       612 247 5551;and

                  (C)     if to the Buyer:

                          Address:         510 North Pastoria Avenue
                                           Sunnyvale, CA 94086
                                           USA

                          Attention:       Mr James P Scullion
                          Facsimile:       0011 1 408 730 3713,

                  or as specified to the sender by any party by notice;

         (2) where the sender is a company, must be signed by an officer or under the common seal of the sender;

         (3) is regarded as being given by the sender and received by the addressee:

                  (A) if by delivery in person, when delivered to the addressee;

                  (B) if by prepaid airmail post, 10 Business Days from and including the date of postage to the addressee; or

                  (C) if by facsimile transmission, when transmitted to the addressee,

                  but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is regarded as received at 9.00 am on the following Business Day; and

         (4) can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b) A facsimile transmission is regarded as legible unless the addressee telephones the sender within 24 hours after the transmission is received or regarded as received under clause 13.1(a)(3) and informs the sender that it is not legible.

(c) In this clause 13.1, reference to an addressee includes a reference to an addressee's officers, agents or employees.

13.2     GOVERNING LAW AND JURISDICTION

(a)      This Agreement is governed by the laws of New South Wales except for
         Part 4 which is governed by the laws of the State of California, United States of America.

(b) Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales except with respect to any claim relating solely to allegations of breach of the contractual provisions of Part 4 for which each party irrevocably submits to the non-exclusive jurisdiction of the Federal District Court in the Northern District of California.

13.3     PROHIBITION OR ENFORCEABILITY

(a) Any provision of, or the application of any provision of, this Agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b) Any provision of, or the application of any provision of this Agreement, which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this Agreement in that or any other jurisdiction.

(c) The application of this clause 13.3 is not limited by any other provision of this Agreement in relation to severability, prohibition or enforceability.

13.4     WAIVERS

(a) A waiver, forbearance, abandonment, election or estoppel of, or affecting:

         (1)      a term of this Agreement (including this clause 13.4);

         (2) a right, power, authority, discretion or remedy under this Agreement;

         (3) a right, power, authority, discretion or remedy created or arising on a breach of or default under this Agreement; or

         (4) the exercise of a right, power, authority, discretion or remedy referred to in either paragraph (2) or (3),

         must be in writing, or, in the case of estoppel, must be based on, a written statement signed by the party against whom the waiver, abandonment, election, forbearance or estoppel is claimed.

(b) A failure or delay in the exercise, or a partial exercise, of a right, power, authority, discretion or remedy referred to in clause 13.4(a)(2) or (3) is not regarded as either a waiver, forbearance, abandonment or election or the basis of an estoppel, of or affecting any thing referred to in clause 13.4(a)(1), (2), (3) or (4).

13.5     VARIATION

A variation of any term of this Agreement must be in writing and signed by the parties.

13.6     CUMULATIVE RIGHTS

The powers of a party under this Agreement do not exclude any other power.

13.7     NON-MERGER AND SURVIVAL OF WARRANTIES

(a)      Neither the Warranties, nor the warranties of the Buyer under clause
         8.9 nor any other provision of this Agreement merges on Closing.

(b) The Warranties and the warranties of the Buyer under clause 8.9 survive completion of this Agreement.

13.8     CONTINUING INDEMNITIES AND SURVIVAL OF INDEMNITIES

(a) Each indemnity of a party or parties contained in this Agreement is a continuing obligation of that party or parties despite:

         (1)      any settlement of account; or

         (2)      the occurrence of any other thing,

         and remains in full force and effect until all money owing, contingently or otherwise, under any indemnity has been paid in full.

(b)      Each indemnity of a party or parties contained in this Agreement:

         (1) is an additional, separate and independent obligation of that party or parties and no one indemnity limits the generality of any other indemnity; and

         (2)      survives the termination of this Agreement.

13.9     FURTHER ASSURANCES

Each party must do all things necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

13.10    SPECIFIC PERFORMANCE

(a) The Sellers acknowledge that monetary damages alone would not be adequate compensation to the Buyer for the Sellers' breach of their obligations under this Agreement and that accordingly specific performance of those obligations is an appropriate remedy.

(b) The Buyer acknowledges that monetary damages alone would not be adequate compensation to the Sellers for the Buyer's breach of their obligations under this Agreement and that accordingly specific performance of those obligations is an appropriate remedy.

13.11    ENTIRE AGREEMENT

(a) This Agreement embodies the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior negotiation, arrangement, understanding or agreement with respect to the subject matter or any term of this Agreement.

(b) Any statement, representation, term, warranty, condition, promise or undertaking made, given or agreed to in any prior negotiation, arrangement, understanding or agreement, has no effect except to the extent expressly set out or incorporated by reference in this Agreement.

13.12    THIRD PARTY RIGHTS

No person (including, but not limited to, an Employee) other than the Buyer, the Sellers and the Proprietors has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this Agreement.

13.13    LIMITATION ON LIABILITY OF PERMANENT

Notwithstanding any other provision in this Agreement, the parties acknowledge and agree that:

(a) Permanent enters into this document only in its capacity as trustee of the Australian Mezzanine Investments No.2 Trust ("TRUST");

(b) any reference in this document to Permanent is a reference to Permanent in that capacity;

(c) any liability of Permanent under this document is limited to the assets of the Trust.

13.14    COUNTERPARTS

(a)      This Agreement may be executed in any number of counterparts.

(b)      All counterparts, taken together, constitute one instrument.

(c)      A party may execute this Agreement by signing any counterpart.

                                   SCHEDULE 1
                                   WARRANTIES


PART 1   SHARES AND CAPITAL

1.1      TITLE

The Sellers are the legal and beneficial owners of the Fingerscan Shares which are free of all Security Interests and other third party interests or rights.

1.2      CONSENTS

The Sellers are able to sell and transfer the Fingerscan Shares without the consent of any other person and free of any pre-emptive rights or rights of first refusal.

1.3      ISSUED CAPITAL

The Fingerscan Shares are all the issued shares in the capital of the Company.

1.4      AUTHORISED CAPITAL

The authorised capital of the Company is $1,000,000 divided into 1,000,000 shares of $1.00 each.

1.5      FULLY PAID

The Fingerscan Shares are fully paid and no money is owing in respect of them.

1.6      ISSUE OF OTHER SECURITIES

The Company is not under any obligation to issue or allot, and has not granted any person the right to call for the issue or allotment, of any shares or other securities of the Company at any time.

1.7      NO LEGAL IMPEDIMENT

The execution, delivery and performance by the Sellers of this Agreement complies with:

(a) each law, regulation, authorisation, ruling, judgement, order or decree of any Government Agency; and

(b) the memorandum and articles of association or other constituent or governing documents of the Sellers.

1.8      AUTHORISATIONS

The Sellers have taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms.

PART 2   AUTHORITY

2.1      CORPORATE EXISTENCE

The Company:

(a)      is a proprietary limited company;

(b) has the power to own its assets and carry on its business as it is now being conducted;

(c) is not registered and is not required to be registered in any place as a recognised foreign company; and

(d)      does not carry on business in any place other than Australia.

2.2      COMPLIANCE WITH CONSTITUENT DOCUMENTS

The business affairs of the Company have been conducted in accordance with the memorandum and articles of association of the Company.

PART 3   ACCURACY OF INFORMATION

3.1      INFORMATION ACCURATE

All information given by or on behalf of the Sellers and the Proprietors or their advisers to the Buyer or its advisers in respect of the sale of the Fingerscan Shares is accurate and complete and not misleading.

3.2      DISCLOSURE LETTER ACCURATE

The information in the Management Disclosure Letter and the schedules to the Management Disclosure Letter is accurate and complete and not misleading.

3.3      MATERIAL INFORMATION DISCLOSED

All information which is material to a buyer for value of the Fingerscan Shares has been fully and specifically disclosed in writing to the Buyer.

PART 4   THE ACCOUNTS

4.1      BASIS OF PREPARATION

The Accounts:

(a) have been prepared in accordance with the accounting standards required under the Corporations Law.

(b) where they have been prepared on a different basis at any time over the previous 5 financial years, the deviation from the accounting standards is explained in writing.

(c) show a true and fair view of the financial position and the assets and liabilities of the Company at the Accounts Date and of the income, expenses and results of the operations of the Company for the financial period ended on the Accounts Date;

(d)      are not affected by any unusual or non-recurring item;

(e) take account of all gains and losses, whether realised or unrealised arising from foreign currency transactions;

(f) include all reserves and provisions for taxation that are necessary to cover all Tax liabilities of the Company in respect of any period up to the Accounts Date;

(g)      include all liabilities of the Company at the Accounts Date; and

(h)      set out all contingent liabilities of the Company at the Accounts Date.

4.2      VALUE OF STOCK

In the Accounts:

(a)      the basis of valuation of stock in trade:

         (1)      is historic cost; and

         (2) is substantially the same as in each of the previous 5 financial years of the Company; and

(b) excessive, redundant, obsolete or slow-moving stock has been written off or written down as appropriate.

4.3      DEPRECIATION

The rate of depreciation applied in the Accounts for each fixed asset:

(a) has been consistently applied over the preceding 5 financial years of the Company (except where an accelerated depreciation rate is allowed for income tax purposes); and

(b) is adequate to write down the value of each fixed asset to its net realisable value at the end of its useful working life.

PART 5   POSITION SINCE ACCOUNTS DATE

5.1      POSITION SINCE ACCOUNTS DATE

Since the Accounts Date:

(a) the Business has been conducted in the ordinary course of ordinary business and in a proper and efficient manner;

(b) the Company has not disposed of any of its assets except for the sale of stock in the ordinary course of ordinary business;

(c) the Company has not acquired any assets, except for the purchase of stock in the ordinary course of ordinary business;

(d) the Company has not incurred any liabilities other than in the ordinary course of ordinary business;

(e) there has been no material adverse change affecting the Business, the assets of the Company, or the financial or trading position or prospects of the Company; and

(f) no dividends, bonus issues or other distributions or repayments of shareholders' loans have been declared, made or paid by the Company.

PART 6   ASSETS

6.1      TITLE TO ASSETS

All the assets used in the Business and any other asset of the Company are:

(a)      fully paid for;

(b)      in the possession of the Company;

(c)      used solely by the Company;

(d) the absolute property of the Company free of all Security Interests and other third party rights; and

(e) not the subject of any lease or hire purchase agreement or agreements for purchase on deferred terms.

6.2      SECURITY INTERESTS

The Company has not granted or created, or agreed to grant or create, any Security Interests in respect of the assets of the Company.

6.3      PLANT AND MACHINERY

All items of plant, machinery, equipment and vehicles of the Company or used in the business of the Company are:

(a)      in good repair and condition having regard to their age;

(b)      in satisfactory working order;

(c)      capable of doing the work for which they are designed;

(d)      not surplus to the requirements of the Company; and

(e)      recorded in the books of the Company.

6.4      STOCK

All stock of the Company is:

(a)      of good and merchantable quality;

(b)      fit for the purpose for which it is used; and

(c) manufactured to proper standards and will not be the subject of any product liability claims.

6.5      CONFORMITY WITH DESCRIPTION

All current assets of the Company conform with all applicable descriptions, specifications and standards.

PART 7   INTELLECTUAL PROPERTY RIGHTS

7.1      OWNERSHIP

(a) The Company beneficially owns or has an enforceable right to use all the Company Intellectual Property Rights.

(b) Without limiting Warranty 7.1(a), as at Closing the Company beneficially owns all of the New Intellectual Property Rights free of all third party rights and interests and is not under any obligation (whether financial or otherwise) to the inventor of those rights or any third party in respect of those rights or the use of those rights.

7.2      LIST COMPLETE

The Company does not own, use, or require in its business any Intellectual Property Rights other than those listed in schedule 2 of the Management Disclosure Letter.

7.3      NO THIRD PARTY RIGHTS

No person, other than the Company or a licensor to the Company, has any right to or may benefit from any Company Intellectual Property Right.

7.4      NO INFRINGEMENT

The use by the Company of the Company Intellectual Property Rights does not breach or infringe any Intellectual Property Right of any other person.

7.5      REGISTRATION

All Company Intellectual Property Rights which are either capable of registration or capable of being recorded or required to be registered or recorded, are registered in the Company's name.

7.6      DISCLOSURE

No trade secret or confidential information of the Company has been disclosed or made available to any person except in the ordinary course of business and subject to a binding obligation of confidentiality on the part of the recipient.

PART 8   PROPERTIES

8.1      COMPANY'S INTEREST

The Company has no interest in land except for its interest in the Business Premises.

8.2      OCCUPATION

The Company has exclusive occupation and quiet enjoyment of the Business Premises and holds all easements, rights, interests and privileges necessary or appropriate for the conduct of the Business.

8.3      NO BREACH

The Company is not in breach of or in default under any agreement or covenant affecting the Business Premises.

8.4      NO NOTICES

The Company has not received notice from any third party in respect of the Business Premises and, so far as it is aware, no proposal has been made:

(a) in respect of the compulsory acquisition or resumption of any part of the Business Premises;

(b) requiring work to be done or expenditure to be made on or in respect the Business Premises; or

(c) which may adversely affect any part of the Business Premises or the Company's use of them.

8.5      ENVIRONMENTAL LIABILITIES

(a) There are no obligations, expenses, penalties or fines under any statute or common law concerning environmental matters which would or could be imposed upon the Company, the Buyer or any occupier of the Business Premises as a result of activities carried on during the occupation of the Business Premises by the Company or by any previous occupier of the Business Premises.

(b) There are no factors affecting the Business Premises which are to give rise to any liability of the type referred to in Warranty 8.5(a).

PART 9   RECEIVABLES

9.1      COLLECTABILITY

All debts owing to and amounts due to the Company are collectable within 90 days for their full amounts and are not subject to any counter claim or set-off except to the extent described or provided for in the Accounts.

9.2      AMOUNTS OWING

The Company is not owed any money other than trade debts incurred in the ordinary course of business and cash at bank.

PART 10  SECURITY INTERESTS

10.1     LIST COMPLETE

The Company has not granted or created, nor agreed to grant or create, and is not a party to any loans, guarantees, letters of comfort, indemnities, finance leases, hire purchase agreements, or Security Interests.

PART 11  CONTRACTS

11.1     MATERIAL CONTRACTS

Schedule 3 of the Management Disclosure Letter contains a list of all agreements to which the Company is a party which:

(a)      are material to the proper and efficient operation of the Business; or

(b)      impose on the Company an obligation:

         (1)      to pay more than A$50,000; or

         (2) which is not capable of complete performance or termination without payment of damages, within 12 months after the date of this Agreement; or

         (3) restricts the places or manner in which the Business may be carried on; or

         (4)      is onerous in the context of the Business; or

(c)      are not within the ordinary course of ordinary business of the Company;
         or

(d)      are not at arm's length; or

(e) are with any of the Sellers or Proprietors or any associate, as that term is defined in the Corporations Law, of any of the Sellers or Proprietors.

11.2     BRS AGREEMENTS

(a)      [Deleted]

(b) All agreements, contracts and arrangements between Transec Pty Limited (and any associates of that company or of that company's proprietors) and BRS (or the Company, to the extent that they may have been assigned or novated in favour of the Company) have been validly terminated prior to Closing, and the Company will not incur any further liability in respect of such agreements, contracts or arrangements.

(c) All agreements, contracts and arrangements in relation to marketing products of the Company between Fujitsu Australia Limited (and any associates of that company) and BRS (or the Company, to the extent that they may have been assigned or novated in favour of the Company) have been validly terminated prior to Closing, and the Company will not incur any further liability in respect of such agreements, contracts or arrangements.

11.3     IR&D GRANT AGREEMENTS

The Company is not a party to any other agreements or arrangements of a similar nature to the IR&D Agreements.

11.4     NO RESTRICTIVE COVENANTS

The Company is not party to any agreement which restricts its freedom to engage in any activity or business in any area.

11.5     CHANGE OF CONTROL

The Company is not party to any agreement under which any third party is entitled or likely, as a result of a change in ownership of the Fingerscan
Shares:

(a)      to terminate the agreement; or

(b) to require the adoption of terms which are less favourable to the Company than the current terms.

11.6     NO DEFAULT

No party to any agreement with the Company is in default under it or would be in default, but for the requirements of notice or lapse of time, or both.

11.7     NO NOTICES

The Company has not received any notice which might affect any rights of the Buyer or the exercise of any rights by the Buyer in respect of any agreement.

PART 12  DELEGATIONS AND OFFERS

12.1     POWERS OF ATTORNEY

No power of attorney given by the Company is in force.

12.2     OFFERS OUTSTANDING

Any offer, tender or quotation made by the Company in respect of the Business which is outstanding and capable of acceptance by a third party, was made in the ordinary course of ordinary business.

PART 13  OUTSTANDING NOTES

13.1     OUTSTANDING NOTES

No cheque, promissory note or bill of exchange drawn, accepted or endorsed by the Company is still outstanding, other than cheques drawn to pay for obligations incurred by the Company in the ordinary course of its ordinary business.

PART 14  SHAREHOLDINGS AND MEMBERSHIPS

14.1     SHAREHOLDINGS

The Company is not the holder or the beneficial owner of any shares or other capital or securities convertible into shares or other capital in any other company.

14.2     MEMBERSHIPS

The Company is not a member of any joint venture, partnership or unincorporated association (other than a recognised trade association).

14.3     PERMANENT ESTABLISHMENT

The Company does not have any permanent establishment (as that expression is defined in any relevant double taxation agreement to which Australia is a party) outside Australia.

14.4     OFFICERS

The details of the present directors, secretary, auditor and public officer of the Company are as shown in schedule 6 of the Management Disclosure Letter.

PART 15  EMPLOYEES

15.1     LIST COMPLETE

Schedule 5 of the Management Disclosure Letter contains a complete list of the Employees.

15.2     EXCLUSIVE EMPLOYMENT

Each Employee is employed exclusively by the Company.

15.3     PAYMENTS MADE

The Company has paid all amounts in respect of the Employees other than the payments and benefits listed in schedule 5 of the Management Disclosure Letter.

15.4     SUPERANNUATION ALLOWANCES

Other than contributions to the Superannuation Fund, the Company is not liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation or dismissal of any Employee.

15.5     WRITTEN CONTRACTS

The Company is not a party to any written employment or service agreement other than those listed in schedule 4 of the Management Disclosure Letter.

15.6     TERMINATION

The employment of each Employee can be lawfully terminated on 3 months' notice or less without payment of any damages or compensation, including any severance or redundancy payments.

15.7     INDUSTRIAL DISPUTES

The Company has not been involved in any material industrial dispute with any Employee at any time within the 5 years preceding the date of this Agreement and the Sellers and Proprietors do not know of any circumstances likely to give rise to any material industrial dispute.

PART 16  SUPERANNUATION SCHEMES

16.1     LIST COMPLETE

The Superannuation Fund is the only superannuation scheme or other pension arrangement:

(a)      in operation by or in relation to the Employees; and

(b) to which the Company contributes which provides its directors or Employees or their dependants with pensions, annuities or lump sum payments.

16.2     FUNDING

With respect to the Superannuation Fund:

(a) there are no outstanding and unpaid contributions on the part of the Company or any Employee;

(b) the Company has provided at least the prescribed minimum level of superannuation support for each Employee so as not to incur a Superannuation Guarantee Charge liability; and

(c) there are no outstanding and unpaid benefits currently due to any Employee, dependant or beneficiary.

16.3     APPROVALS

(a) The Superannuation Fund is a regulated superannuation fund under the Superannuation Industry (Supervision) Act 1993 (the "SIS ACT").

(b) The Insurance and Superannuation Commissioner has issued notices under either section 12 or section 13 of the Superannuation Entities (Taxation) Act 1987 for all years of income up to and including the 1993/94 year of income and none of these notices have been revoked or are expected to be revoked.

(c) The Superannuation Fund is or is reasonably expected to be a complying superannuation funds as defined in section 45 of the SIS Act in respect of the 1994/95 and 1995/96 years of income.

PART 17  UNIONS

17.1     AGREEMENTS

The Company is not a party to any agreement with a union or industrial organisation in respect of the Employees.

17.2     AWARDS

No industrial awards or agreements apply to any Employee.

PART 18  COMPLIANCE WITH LEGISLATION

18.1     RESTRICTIVE TRADE PRACTICES

The Company is not a party to any agreement, contract, arrangement or understanding whether legally enforceable or not which is in breach of any restrictive trade practices legislation and has not engaged in any conduct or practice in breach of that legislation.

18.2     LICENCES OBTAINED

(a) The Company has all necessary licences, consents, permissions, authorities and permits required to conduct its business and has paid all fees due in relation to them and complied with all conditions under them.

(b) The Sellers and Proprietors do not know of any factor which might prejudice the continuance or renewal of any licence, consent, permission, authority or permit required under Warranty 18.2(a).

PART 19  LITIGATION

19.1     COMPANY NOT A PARTY TO ANY LITIGATION

The Company is not, nor has it in the last 2 years been:

(a) a party to any investigation, prosecution, litigation, arbitration proceedings or any other form of mediation or dispute resolution; or

(b)      subject to any investigation by any Government Agency,

in respect of the Business, the assets of the Company or the Business Premises.

19.2     NO LITIGATION PENDING OR THREATENED

No investigation, prosecution, litigation, proceeding or any other form of mediation or dispute resolution referred to in Warranty 19.1 is pending or threatened.

19.3     NO CIRCUMSTANCES

There are no circumstances which might give rise to any investigation, prosecution, litigation, proceeding or any other form of mediation referred to in Warranty 19.1.

PART 20  SOLVENCY

20.1     NO LIQUIDATION OR WINDING-UP

The Company has not gone into liquidation or passed a winding-up resolution nor received a notice under sections 572 or 573 of the Corporations Law.

20.2     NO PETITION

No petition or other process for winding-up has been presented or threatened against the Company and there are no circumstances justifying a petition or other process.

20.3     NO WRIT OF EXECUTION

No writ of execution has issued against the Company or the property of the Company and there are no circumstances justifying a writ.

20.4     NO RECEIVER

No receiver or receiver and manager of any part of the undertaking or assets of the Company, has been appointed or is threatened or expected to be appointed and there are no circumstances justifying an appointment.

PART 21  RECORDS AND CONSTITUENT DOCUMENTS

21.1     RECORDS

All accounts, books, ledgers and financial and other records of the Company:

(a)      are up-to-date;

(b)      have been fully and accurately maintained; and

(c)      comply with all legal requirements.

21.2     MEMORANDUM AND ARTICLES

The Company has supplied accurate and up-to-date copies of its memorandum and articles of association to the Buyer.

21.3     REGISTER OF MEMBERS

The Company has not received notice of any application or intended application for the rectification of its register of members or any other register which it is required by law to maintain.

PART 22  TAXES AND DUTIES

22.1     TAX PAID

Any Tax arising under any Tax Law payable in respect of any transaction, income or asset of the Company has been paid.

22.2     PROVISION IN ACCOUNTS

Adequate provision has been made in the Accounts for any Tax on the Company which the Sellers or the Company is aware is payable or may become payable but which is unpaid.

22.3     WITHHOLDING TAX

Any obligation under any Tax Law to withhold amounts at source including but not limited to withholding tax, PAYE tax, Prescribed Payments System tax and royalties has been complied with.

22.4     NO CAPITAL GAINS TAX RELIEF

The Company has not sought capital gains tax relief under section 160ZZO of the Income Tax Assessment Act with respect to any asset acquired by the Company before Closing.

22.5     DOCUMENTS STAMPED

Any Duty payable in respect of any Tax Law in relation to any transaction or agreement to which the Company is or has been a party or by which the Company derives, or has derived a substantial benefit has been paid.

22.6     RECORDS

The Company has maintained proper and adequate records to enable it to comply with its obligations to:

(a) prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(b)      prepare any accounts necessary for the compliance of any Tax Law; and

(c)      retain necessary records as required by any Tax Law.

22.7     RETURNS SUBMITTED

The Company has submitted any necessary information, notices, computations and returns to the relevant Government Agency in respect of any Tax or any Duty relating to the Company.

22.8     RETURNS ACCURATE

Any information, notice, computation and return which has been submitted by the Company to a Government Agency in respect of any Tax or Duty:

(a)      discloses all material facts that should be disclosed under any Tax
         Law;

(b)      is not misleading; and

(c)      has been submitted on time.

22.9     COPIES ACCURATE

All copies of any information, notice, computation or return submitted by the Company in respect of any Tax or Duty which have been supplied by the Sellers or its advisers are true and complete copies of the originals.

22.10    PUBLIC OFFICER

The office of public officer as required under any Tax Law has always been occupied.

22.11    NO TAX AUDIT

The Company is not aware of any pending or threatened Tax or Duty audit.

22.12    NO DISPUTES

There are no disputes with any Government Agency in respect of any Tax or Duty.

22.13    AVAILABILITY OF FUTURE INCOME TAX BENEFITS

No event has occurred which has prevented or could prevent the Company obtaining the benefit of any future income tax benefit provided for in the Accounts.

22.14    ANTI-AVOIDANCE

The Company has not entered into or been a party to any transaction which contravenes the anti-avoidance provisions of any Tax Law.

22.15    NO PREJUDICIAL ACTION

The Company has not taken any action which has or might alter or prejudice any arrangement, agreement or tax ruling which has previously been negotiated with or obtained from the relevant Government Agency under any Tax Law.

22.16    NO THIRD PARTY LIABILITY

The Company is not and will not become liable to pay, reimburse or indemnify any person in respect of any Tax or Duty relating to any act or omission occurring before Closing because of the failure of any other person to discharge that Tax or Duty.

22.17    EVENTS SINCE ACCOUNTS DATE

(a)      Since the Accounts Date, the Company has not:

         (1) made or incurred or committed to make or incur any payment or expenditure which will not be wholly deductible in computing its taxable income, other than expenditure on assets other than stock-in-trade;

         (2) disposed of any asset or supplied any service or business facility (including a loan of money or the letting, hiring or licensing of any property) in circumstances where the consideration actually received or receivable for the disposal or supply is less than the consideration regarded as received for Tax purposes;

         (3) acquired any asset or received any service or business facility in circumstances where the consideration actually paid for the acquisition or receipt is more than the consideration which could be regarded as paid for Tax purposes; and

         (4) entered into or been a party to any transaction which will or could give rise to any capital gain accruing to the Company under any Tax Law.

(b) Since the Accounts Date, no event has occurred which gives rise to a Tax liability in respect of the Company on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person.

22.18    DISCLOSURE

All information necessary for the calculation of any Tax liabilities of the
Company:

(a) up to the Accounts Date, has been disclosed to the Buyer in writing before the date of this Agreement; and

(b) between the date of this Agreement and the Closing Date, has been or will be disclosed to the Buyer in writing before the Closing Date.

PART 23  INSURANCE

23.1     CURRENT INSURANCES

Schedule 8 of the Management Disclosure Letter contains complete and accurate particulars of all current insurances and cover notes taken out in respect of the Company.

23.2     POLICIES

All insurances listed in schedule 8 of the Management Disclosure Letter are currently in full force and effect, all premiums due under them have been paid and nothing has been done or omitted to be done which would make any of them void, voidable or unenforceable.

23.3     CLAIMS

There are no claims outstanding, pending, threatened or capable of arising against the Company (to the knowledge of the Sellers or the Proprietors) in respect of any accident or injury which are not fully covered by insurance.

23.4     ADEQUACY OF COVER

The Company has, and at all material times has had, valid insurance cover in respect of the Business, its Employees and assets:

(a) against all risks normally insured against by companies carrying on the same type of business as the Company or having similar assets;

(b)      for the full amount required by legislation;

(c)      for the full replacement value of its assets; and

(d)      from a well-established and reputable insurer.

EXECUTED by the parties as an agreement:


SIGNED
for CAPRICA PTY LIMITED
by its representative
in the presence of:


"Michael Eyers"                             "John Parselle"
- ---------------------------                 ------------------------------------
Witness                                     Representative


- ---------------------------                 ------------------------------------
Name (please print)                         Name (please print)


SIGNED
for PERMANENT TRUSTEE AUSTRALIA LIMITED
by its representative
in the presence of:                         "Common Seal"


"John Wall"                                 "Peter Ham"
- ---------------------------                 ------------------------------------
 Director                                   Director


- ---------------------------                 ------------------------------------
Name (please print)                         Name (please print)


SIGNED
by JOHN LEWIS BOYD PARSELLE
the presence of:


"Michael Eyers"                             "John Parselle"
- ---------------------------                 ------------------------------------
Witness


- ---------------------------
Name (please print)

SIGNED
by HELEN ADELA PARSELLE
the presence of:


"Michael Eyers"                             "Helen Parselle"
- ---------------------------                 ------------------------------------
Witness


- ---------------------------
Name (please print)


SIGNED
by MICHAEL MILNE HOME
the presence of:


"John Parselle"                             By his attorney "Michael Ayers"
- ---------------------------                 ------------------------------------
Witness


- ---------------------------
Name (please print)


SIGNED
for IDENTIX INCORPORATED
by its representative
in the presence of:


"Richard Friedman"                          "James Scullion"
- ---------------------------                 ------------------------------------
Witness                                     Representative


- ---------------------------                 ------------------------------------
Name (please print)                         Name (please print)